Exhibit 99.1

SpyGlass Pharma Reports Second Quarter 2026 Financial Results and Provides Corporate Updates

•Enrollment remains on track in the registrational Phase 3 trials of the Bimatoprost Drug Pad-IOL System (BIM-IOL System), with completion of enrollment expected in 2027.

•Bimatoprost-Drug Ring System (BIM-DRS) first-in-human trial is on track to start in the second half of 2026.

•Cash, cash equivalents and short-term investments of $234.2 million on June 30, 2026, are expected to fund planned operations through 2028.

IRVINE, Calif., Aug. 6, 2026 – SpyGlass Pharma, Inc. (Nasdaq: SGP) (“SpyGlass Pharma” or “Company”), a late-stage biopharmaceutical company, today reported recent business highlights and financial results for the second quarter ended June 30, 2026.

“We are pleased to report that enrollment in our parallel Phase 3 registrational trials of the BIM-IOL System, which if approved by the US Food and Drug Administration, has the potential to serve the approximately one million annual cataract procedures in glaucoma and ocular hypertension patients remains on track for completion in 2027. In parallel, SpyGlass remains diligently focused on initiating our first-in-human study of our next-generation BIM-DRS with the potential to provide lasting intraocular pressure reduction to every pseudophakic glaucoma patient, which would grow the addressable patient population substantially, in the second half of this year,” stated Patrick Mooney, chief executive officer of SpyGlass Pharma. “Collectively, our BIM-IOL System and BIM-DRS hold the potential to provide long-term, drop-free glaucoma treatment and sustained visual protection.”

Corporate Highlights

Dedicated Reimbursement Pathway for BIM-IOL System. In May 2026, the American Medical Association’s CPT® (Current Procedural Terminology) Editorial Panel approved a new add-on Category III CPT code (+1090T released to AMA website on July 1, 2026) in combination with established Category I CPT codes, such as 66984 and 66991. The Company believes the dedicated reimbursement pathway for surgeons could accelerate commercial adoption of the BIM-IOL System.

Strengthened Commercial Leadership. In June 2026, SpyGlass Pharma appointed Mike Pinder as Vice President, Marketing. Mr. Pinder will leverage his deep experience of successfully building and launching buy-and-bill ophthalmology treatments as SpyGlass Pharma approaches a potential commercialization of the BIM-IOL System.

Glaucoma and Cataract Surgeon Engagement. Throughout the second quarter, SpyGlass Pharma has accelerated its engagement with the cataract and glaucoma surgeon community through industry and medical meetings, including the American-European Congress of Ophthalmic Surgery, a global, premier medical meeting highlighting the top innovations in surgical ophthalmology, and the Octane Orange County Ophthalmology Tech Forum. SpyGlass Pharma was featured prominently in both meetings, building broader awareness and engagement around the Company and its lead product candidate, the BIM-IOL System.

Second Quarter 2026 Financial Results

Cash, Cash Equivalents and Short-Term Investments totaled $234.2 million as of June 30, 2026.

Research and Development Expenses were $10.9 million for the second quarter of 2026, compared to $7.3 million for the second quarter of 2025. The increase was primarily due to the hiring of clinical personnel.

General and Administrative Expenses were $11.0 million for the second quarter of 2026, compared to $2.0 million for the second quarter of 2025. The increase was primarily due to higher professional service fees and personnel costs.

Net Loss was $19.9 million, or ($0.59) per basic and diluted share, for the second quarter of 2026, compared to $8.7 million, or ($3.81) per basic and diluted share, for the same period of 2025.

Upcoming Milestones

•BIM-DRS: Initiation of the FIH trial expected in the second half of 2026.
•BIM-IOL System: Four-year efficacy and safety follow-up expected in fourth quarter of 2026.

About the Bimatoprost Drug Pad-IOL System

SpyGlass Pharma’s lead product candidate, the Bimatoprost Drug Pad-IOL System (BIM-IOL System), comprising novel, proprietary non-bioerodible drug pads attached to its intraocular lens, was designed to be implanted during routine cataract surgery to reduce elevated intraocular pressure (IOP) in patients who have either open-angle glaucoma (OAG) or ocular hypertension (OHT). The BIM-IOL System is designed to consistently deliver three years of bimatoprost, a prostaglandin analog approved for topical use by the U.S. Food and Drug Administration (FDA) in 2001, for the reduction of elevated IOP in patients with OAG or OHT.

The Company initiated two registrational Phase 3 clinical trials of the BIM-IOL System and continues long-term follow-up of patients in the Phase 1/2 study investigating the safety and efficacy of the BIM-IOL System. SpyGlass Pharma plans to work with the FDA to advance the program through completion of Phase 3 clinical trials, New Drug Application submission, and ultimately to potential FDA approval.

About SpyGlass Pharma

SpyGlass Pharma is a late-stage biopharmaceutical company dedicated to transforming the treatment paradigm for patients living with chronic eye conditions through long-acting, sustained drug delivery of approved medicines. The Company’s mission is to significantly improve the lives of patients with chronic eye conditions by developing durable drug delivery solutions that can empower patients and surgeons with confidence in long-term disease control and vision preservation.

The SpyGlass Pharma platform, a novel, non-bioerodible drug delivery technology, is designed to be used with various well-established, approved medicines, including bimatoprost and other small molecules, providing flexibility to potentially treat a range of conditions in the front and back of the eye.
The Company was founded in 2019 by Malik Y. Kahook, M.D. and Glenn Sussman to solve the lack of ophthalmic innovations that capitalize on durable treatment options. The SpyGlass Pharma platform was originally developed in the Sue Anschutz-Rodgers Eye Center at the University of Colorado Anschutz School of Medicine.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The terms "lasting," "long-term," and "enduring" refer to being able to control IOP for years with one procedure compared to current eye drops, which require dosing daily or even more frequently. All statements in this press release that are not purely historical are forward-looking statements, including, but not limited to, statements regarding: the potential benefits and impact of the BIM-IOL System and BIM-DRS on patients, including the potential of BIM-DRS to provide lasting IOP reduction to every pseudophakic glaucoma patient, the size of the addressable patient population, the timing of growth of such patient population, the potential of the BIM-IOL System and BIM-DRS to provide long-term, drop-free glaucoma treatment and sustained visual protection, the anticipated presentation of additional clinical data, including the timing of such additional data, SpyGlass Pharma’s plans relating to the Phase 3 clinical development of the BIM-IOL System, including the timing of expected completion of enrollment, and to the clinical development of the BIM-DRS, including the timing of initiation of the first-in-human trial, the potential commercial launch, market adoption and reimbursement under CPT codes after FDA approval of the BIM-IOL System, the belief that the dedicated reimbursement pathway for surgeons could accelerate commercial adoption of the BIM-IOL System, and the sufficiency of cash, cash equivalents and short-term investments and SpyGlass Pharma’s expectation to fund planned operations through 2028. The forward-looking statements contained herein are based upon SpyGlass Pharma’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including those set forth in the Risk Factors section of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2026 filed with the Securities and Exchange Commission on August 6, 2026, and in similar disclosures set forth in the other documents that SpyGlass Pharma has filed and may file from time to time with the SEC. These forward-looking statements are made as of the date of this press release, and SpyGlass Pharma assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. SpyGlass Pharma’s views in these forward-looking statements should not be relied as representing the Company’s views as of any date subsequent to the date of this press release.

Media Contact:
Nami Surendranath
+1 (402) 507-6757
nsurendranath@dnacommunications.com

Investor Contact:
Ami Bavishi or Nick Colangelo
Gilmartin Group LLC
investors@spyglasspharma.com

SpyGlass Pharma, Inc.
Condensed Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses
Research and development	$10,942	$7,333	$19,484	$13,385
General and administrative	11,025	1,964	17,892	3,335
Total operating expenses	21,967	9,297	37,376	16,720
Loss from operations	(21,967)	(9,297)	(37,376)	(16,720)
Other income (expense)
Interest income	2,103	622	3,694	748
Change in fair value of redeemable convertible preferred stock tranche liability	—	—	—	(1,526)
Total other income (expense)	2,103	622	3,694	(778)
Loss before income tax	(19,864)	(8,675)	(33,682)	(17,498)
Income tax provision	—	—	—	—
Net loss and comprehensive loss	$(19,864)	$(8,675)	$(33,682)	$(17,498)
Net loss per share
Weighted average common stock outstanding, basic and diluted	33,439,543	2,277,521	26,721,021	2,253,711
Net loss per share, basic and diluted	$(0.59)	$(3.81)	$(1.26)	$(7.76)

SpyGlass Pharma, Inc.
Condensed Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	As of
	June 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$223,143	$96,358
Short-term investments	11,043	11,078
Other receivables	678	431
Prepaid expenses and other current assets	1,597	901
Total current assets	236,461	108,768
Other non-current assets	759	492
Property and equipment, net	4,785	2,339
Deferred offering costs	—	2,715
Right-of-use asset	1,428	1,552
Total assets	$243,433	$115,866
Liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)
Current liabilities
Accounts payable	$4,155	$2,696
Payroll-related accruals	1,723	2,182
Other current liabilities	3,559	3,706
Total current liabilities	9,437	8,584
Lease liability, non-current	1,632	1,582
Total liabilities	11,069	10,166
Commitments and contingencies
Redeemable convertible preferred stock, $.00001 par value; 0 shares authorized, issued, and outstanding as of June 30, 2026; 116,618,581 shares authorized, 20,341,968 shares issued and outstanding as of December 31, 2025 (aggregate liquidation preference of $0 and $200,878 as of June 30, 2026 and December 31, 2025, respectively)	—	204,537
Stockholders' equity (deficit)
Preferred stock, $.00001 par value; 200,000,000 shares authorized, 0 shares issued and outstanding as of June 30, 2026; 0 shares authorized, issued, and outstanding as of December 31, 2025	—	—
Common stock, $.00001 par value; 1,000,000,000 shares authorized, 33,446,315 shares issued and outstanding as of June 30, 2026; 154,383,336 shares authorized, 2,203,620 shares issued and outstanding as of December 31, 2025	—	—
Common stock additional paid-in capital	370,776	5,893
Accumulated deficit	(138,412)	(104,730)
Total stockholders' equity (deficit)	232,364	(98,837)
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$243,433	$115,866